Exhibit 15

Superior Uniform Group, Inc.

10055 Seminole Boulevard

Seminole, Florida 33772

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Superior Uniform Group, Inc. and subsidiaries for the periods ended June 30, 2011 and 2010, as indicated in our report dated July 26, 2011; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 is incorporated by reference in Registration Statement on Form S-8 (File No. 33-105906, effective June 6, 2003).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ GRANT THORNTON LLP

Tampa, Florida

July 26, 2011